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                                                                 EXHIBIT 99.1

WESTINGHOUSE AIR BRAKE AND MOTIVEPOWER INDUSTRIES ANNOUNCE REVISED TERMS OF MERGER AGREEMENT

COMBINATION OF COMPLEMENTARY MARKET LEADERS WILL CREATE PREMIER RAIL EQUIPMENT SUPPLY COMPANY


         PITTSBURGH, Sept. 27 /PRNewswire/ -- Westinghouse Air Brake Company (NYSE: WAB) and MotivePower Industries, Inc. (NYSE: MPO) today announced the signing of a revised merger agreement under which shareholders of MotivePower Industries will receive .66 shares of Westinghouse Air Brake stock in exchange for each share of MotivePower Industries. The merger, which will create the premier supplier of products and services for the railroad industry, is expected to be completed by year-end, subject to shareholder approvals.

         Management of the combined company, which will be based in the Pittsburgh area, will be as follows: William E. Kassling, chairman and chief executive officer of WABCO, will retain those titles; Gregory T.H. Davies, president and chief operating officer of WABCO, will hold the same position; Robert J. Brooks, chief financial officer of WABCO, will hold the same position; and Joseph S. Crawford Jr., chief operating officer of MotivePower Industries, will be executive vice president of the railroad products group. John M. Meister, executive vice president of WABCO's transit group, and Howard J. Bromberg, executive vice president of WABCO's friction materials group, will continue in their roles.

         John C. (Jack) Pope and Michael A. Wolf, chairman, and president and chief executive officer, respectively, of MotivePower Industries, will leave the company at the completion of the transaction.

         The combined company's Board of Directors will consist of WABCO's eight directors, plus four directors from MotivePower Industries: Gilbert E. Carmichael, who will serve as vice chairman; Lee B. Foster II; James P. Miscoll; and Nicholas J. Stanley.

         Under the terms of the merger, WABCO shareholders will own 59 percent of the combined company, which will be called Westinghouse Air Brake. The transaction will be tax-free to MotivePower Industries shareholders and is expected to be accounted for as a pooling-of-interests. Shareholders representing 25 percent of the outstanding shares of WABCO have committed, subject to limited exceptions, to vote for the merger.

         The combined company is expected to achieve a substantial combination of revenue growth opportunities, efficiency improvements and cost savings through synergies. These synergies are expected to result in operating income improvements of $10 million pre-tax in 2000 and to be at a run rate of $20 million pre-tax by year-end 2000. By year-end 2001, these synergies are expected to reach an annual run rate of $30 million pre-tax. Including synergies, the merger is expected to be

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accretive to WABCO's earnings per diluted share in 2000, excluding transaction costs and restructuring reserves to be determined.

         Kassling said: "We are delighted to conclude our recent negotiations in a way that benefits both shareholder groups, and we look forward to closing the transaction as quickly as possible. During the past several months, our management teams have become even more familiar with each other and our operations and, as a result, we are increasingly confident about our ability to realize the anticipated synergies of the merger. We expect to begin realizing some of those substantial benefits next year. Our new company will be uniquely positioned to serve its global customers as a true `one-stop shop' for a complete package of locomotive and freight car components and services. We are very anxious to put our plans into motion, and we are committed to achieving our goal of double-digit annual growth in earnings per diluted share."

         Pope said: "This transaction represents a win-win for the shareholders of both companies. Although I will be leaving the company upon completion of the merger, I continue to believe strongly in the synergies our two companies can achieve. As a result, I believe the shareholders of both companies, including myself, will benefit more from the merger than if the companies were to remain stand-alone entities."

         The merger will combine two complementary companies with leading shares of their respective rail market segments and minimal product overlap. MotivePower Industries is a leading provider of power-related locomotive components and services for the aftermarket, and a leading manufacturer of new low-horsepower locomotives. Westinghouse Air Brake is a leader in both the aftermarket and the original equipment market for its locomotive and freight car components, and has a leading position in the growing public transit segment of the rail market. The companies also have complementary market shares for international business, with MotivePower Industries' leading position in the Mexican rail industry, and Westinghouse Air Brake's presence in Canada, Europe, Asia and the Pacific Rim.

         The combined company will have nearly 7,500 employees, with 50 manufacturing, distribution and service facilities throughout the U.S., Mexico, Canada, Europe, Asia and the Pacific Rim.

         Wasserstein Perella served as financial adviser to MotivePower Industries, and Credit Suisse First Boston served as financial adviser to Westinghouse Air Brake.

         MotivePower Industries (http://www.motivepower.com) is a leader in the manufacturing of products for rail and other power-related industries. Through its subsidiaries, the company manufactures and distributes engineered locomotive components; provides locomotive and freight car fleet maintenance; overhauls locomotives, freight cars and diesel engines; manufactures new, environmentally friendly, switcher, commuter and mid-range locomotives up to 4,000 horsepower; and manufactures components for power, marine and industrial markets.



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         Westinghouse Air Brake Company (http://www.wabco-rail.com) is North
America's largest manufacturer of value-added equipment for locomotives, railway freight cars and passenger transit vehicles. The company's mission is to be the leading supplier of world-class products and services to the railroad freight and transit industries, helping its customers to achieve higher levels of safety and productivity so they can compete more effectively.

         This press release contains forward-looking statements, such as the statements regarding synergies that can be achieved through the merger. The company's actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, the following: the company's inability to achieve merger synergies; a slowdown in the U.S. or Mexican economy; the company's ability to successfully complete its information technology upgrade and business improvement project, including "Year 2000" compliance; and other factors contained in each company's regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward looking statements or advise of changes in the assumptions on which they were based.

SOURCE  MotivePower Industries, Inc.

Web Site:  http://www.motivepower.com

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